3: European Equity Fund 10f-3
European Equity Fund 10f-3 Transactions Q4 2000

	Security Purchased    	Security Purchased    	Security Purchased
Issuer	Buhrmann	Regus	Deutsche Post AG, Bonn
Underwriters	Dresdner Bank, Merrill, Deutsche Bank, ABN Amro, Fortis	DB, Merrill Lynch, Morgan Stanley & Co. Ltd.	DB Alex.Brown, UBS Warburg, Commerzbank, CSFB, Merrill, MSDW
Years of continuous operation, including predecessors	>3 years	>3 years	>3 years
Is the affiliate a manager or co-manager of offering?	yes	co-lead	regional co-lead
Name of underwriter or dealer from which purchased	Merrill	n/a	n/a
Firm commitment underwriting?	yes	yes	yes
Trade date/Date of Offering	3/27/2001	10/17/2000	11/20/2000

Total amount of offering sold to QIBs	-	GBP 350,000,000	EUR 5,842,200,000
Total amount of any concurrent public offering	EUR 600,000,000	-	-
Total	EUR 600,000,000	GBP 350,000,000	EUR 5,842,200,000

Public offering price	EUR 25	GBP 2.60	EUR 21
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	EUR 0.412 (1.65%)	GBP 0.078 (3%)	EUR 0.2016 (0.096%)

Shares purchased	20,040	n/a	n/a
Amount of purchase	EUR 501,000	n/a	n/a

% of offering purchased by fund	0.08%	n/a	n/a
% of offering purchased by associated funds	1.34%	n/a	n/a
Total (must be less than 25%)	1.42%	n/a	n/a